EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

                    This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 20, 2010, is made and entered into by and among Vascular Solutions, Inc., a Minnesota corporation (“Buyer”), Radius Medical Technologies, Inc., a Delaware corporation (“Radius Technologies”) and Radius Medical, LLC, a Massachusetts limited liability company (“Radius LLC” and, together with Radius Technologies, “Seller”).

                    WHEREAS, Seller has designed and developed and is engaged in the business of manufacturing and marketing a product line of minimally invasive retrieval devices for treating cardiovascular disease which consists of the MICRO™ Elite Snare, EXPRO™ Elite Snare, QUATTRO Elite Snare, SYMPRO Elite Snare and ORACLE Retrieval System (the “Product Line”); and

                    WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets of Seller that relate to or are used in connection with Seller’s ownership or operation of the Product Line, on the terms and subject to the conditions set forth in this Agreement.

                    NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

                    1.01     Transfer of Assets. On the terms and conditions set forth in this Agreement, Seller shall, at the applicable Closing (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following assets except to the extent such assets constitute Excluded Assets (collectively, the “Assets”):

                      (a)    all of Seller’s intellectual property and intellectual property rights relating to or used in connection with the Product Line, including that which is listed and designated in Schedule 1.01(a), including:

                    (i)     all issued patents and filed patent applications used in connection with or relating to the Product Line, and all rights Seller may have to institute or maintain any action or investigation for and to recover damages for any infringement thereof or any actions of unfair competition relating thereto;

                    (ii)     all trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, and registrations and applications for registration thereof, used in connection with the Product Line (excluding the name “Radius”), and all rights Seller may have to institute or maintain any action or investigation for and to recover damages for any infringement thereof or any actions of unfair competition relating thereto;

                    (iii)     all goodwill associated with and symbolized by the names identified in subsection (ii) above, all related intangibles relating to the Intellectual Property and all rights to continue to use the Assets, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for misappropriation or misuse thereof;

                    (iv)     all tangibles and intangibles relating to the Product Line and all rights to continue to use the Assets, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for misappropriation or misuse thereof;

                    (v)     all internet domain names, uniform resource locators, and registrations and applications for registration thereof, relating to the Product Line, but only to the extent listed on Schedule 1.01(a), and all rights Seller may have to institute or maintain any action to protect the same and recover damages for misappropriation or misuse thereof;

                    (vi)     all trade secrets, know-how, and confidential information used in connection with the manufacturing, sale, distribution, advertising and marketing of the Product Line (including, if any, computer programs and software (in source code and object code formats) and related data and documentation, copyrightable subject matter, or protectable designs, registered or unregistered, and registrations and applications for registration thereof), and all rights Seller may have to institute or maintain any action to protect the same and recover damages for infringement, misappropriation or misuse thereof;

                    (vii)     all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license, or otherwise, relating to the Product Line, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for infringement, misappropriation or misuse thereof;

                    (viii)     all documents or other tangible materials embodying or relating to: (x) the intellectual property described in (i) through (vii) (including trade secrets, know-how, data, access rights, data links, concepts, specifications, user manuals, training materials, documentation, working notes, technical writings, reports, correspondence, photographs, pictorial reproductions, drawings and other graphic representations, labeling and packaging specifications and work-in-progress) and all copyright therein; and (y) the other Assets (including presentations, correspondence, regulatory and clinical trial information, data, and records, including patient case files, case report forms and case summaries with respect to patients who have utilized the products of the Product Line and other business records) and all copyright therein;

(ix) supplier lists; and

                    (x)     a distributor and customer list, which such list includes a list of all direct customers of Seller with respect to the Product Line, the current sales prices for all products sold to such customers and the key contacts at each customer (the “Customer List”);

((i) through (x) collectively, the “Intellectual Property”). Notwithstanding the foregoing, the parties acknowledge and agree that on and after the Initial Closing Date, Seller shall have a right to use the know-how transferred for all other purposes in its business outside the field of retrieval devices and solely for that purpose to make and possess copies of documents to be transferred that embody such know-how; notwithstanding the foregoing, Seller shall not have the right to utilize such know-how in designing, developing, manufacturing, marketing or otherwise commercializing, directly or indirectly, or assisting any other individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity, or other entity or group (each, a “Person”) in designing, developing, manufacturing, marketing or otherwise commercializing in any manner, directly or indirectly, in the field of retrieval devices; shall not have the right to transfer this right relating to know-how except to a purchaser of (1) a product line developed by Seller, as part of a sale of that product line; and (2) all or substantially all of Seller’s business, in each of case (1) or (2), where such purchaser agrees in writing to this provision and is identified to Buyer by written notice; and shall not by this right be relieved of any of its obligations under Section 6.08 with respect to trade secrets.

                    (b)     all of Seller’s rights to data and records relating to the Product Line, including data and records relating to clinical trials, patient case files, case report forms, case summaries and government submissions and correspondence, including that which is summarily described and listed in Schedule 1.01(b), but excluding Seller’s corporate records relating to the organization, existence and good standing of each Seller as a corporation or limited liability company, including Seller’s certificate of incorporation or formation, bylaws or operating agreement and any other similar governing document, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute and stock record books, tax records, financial statements and corporate seals;

(c) the equipment and machinery used in connection with the manufacture of the Product Line (the “Equipment”), all of which is listed in Schedule 1.01(c);

                    (d)     the raw materials, work in process, supplies, parts, product labels and packaging materials inventory relating to the Product Line, wherever located, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and Seller’s rights related to any of the foregoing (the “Raw Materials Inventory”), all of which are listed in Schedule 1.01(d);

                    (e)     all finished goods inventory in existence on the date hereof relating to the Product Line, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and Seller’s rights related to any of the foregoing, all of which are listed in Schedule 1.01(e) (the “Finished Goods Inventory” and referred to collectively with the Raw Materials Inventory, the “Inventory”);

                    (f)     the Master License Agreement between SurModics, Inc. and Radius Technologies, dated as of October 23, 2001 (the “Assigned Contract”), and all rights of the Seller related to such Assigned Contract;

                    (g)     all permits, licenses, certificates and governmental authorizations and approvals from any federal, state or local entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government (each, a “Governmental Entity”) relating to or necessary for the manufacture of the Product Line, including all reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the FDA by Seller with respect to the Product Line or any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices in the Product Line pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangements with Seller regarding the Product Line (each, a “Product Line Partner”) (collectively, the “Permits”) held by Seller, and all pending applications for or renewals of the foregoing, all of which are listed in Schedule 1.01(g), to the extent that they are assignable;

                    (h)     regulatory data, clinical data and other technical information, including, without limitation, any design history files and any data bases incorporating any such data and information, directly related to products of the Product Line, including the 510k registrations listed on Schedule 1.01(h) (“Regulatory Data”); provided that, to the extent required by applicable law, Seller may retain and utilize a copy of such Regulatory Data; and

                    (i)     all of Seller’s claims against third parties related to the Assets and the Product Line, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent pertaining to Excluded Liabilities.

                    The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 1.03.

                    1.02     Excluded Assets. All assets of Seller other than (a) the Assets specified in Section 1.01, and (b) the assets listed on Schedule 1.02, shall be retained by Seller and remain the property of Seller following the applicable Closing Date, and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets (collectively, the “Excluded Assets”).

                    1.03     Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Initial Closing Date and on the terms and subject to the conditions set forth in this Agreement, only those liabilities of Seller to the extent such liabilities arise out of or relate to the Product Line or the Assets after the Initial Closing Date (the “Assumed Liabilities”), including liabilities with respect to the Product Line or the Assets arising or to be performed after the Initial Closing Date under the Assigned Contract and which relate to periods after the Initial Closing Date.

                    1.04     Excluded Liabilities. Other than the Assumed Liabilities, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any Liabilities, employees or undertakings of Seller of any nature whatsoever, including, without limitation, all accounts payable, litigation, debt and Taxes (as defined in Section 4.11) relating to the Product Line or the Assets that are attributable to periods prior to the Initial Closing or Final Closing, as applicable (the “Excluded Liabilities”). For purpose of this Agreement, “Liability” means any liability or obligation, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

ARTICLE II
PURCHASE PRICE

                    2.01     Amount. The purchase price (the “Purchase Price”) for the Assets shall be equal to (a) $5,000,000 (the “Initial Closing Payment”), plus (b) the Holdback Amount, plus (c) the Earn-Out Amount, plus (d) the value of the Assumed Liabilities to be assumed by Buyer pursuant to Section 1.03.

                    2.02     Holdback Amount.

          (a)      The “Holdback Amount” shall be equal to $1,500,000, plus or minus the Final Inventory Adjustment.

          (b)      Within 30 days after the Final Closing Date, Buyer will deliver to Seller an inventory valuation statement (the “Inventory Valuation Statement”) based on a physical counting and reconciliation of the Finished Goods Inventory as of the close of business on the Initial Closing Date and the Raw Materials Inventory as of the close of business on the Final Closing Date, which shall include a determination of (i) the dollar value of the Finished Goods Inventory transferred to Buyer (the “Finished Goods Inventory Value”) and (ii) the dollar value of the Raw Materials Inventory transferred to Buyer (the “Raw Materials Inventory Value”). All Inventory shall be valued at standard cost and physical counting shall take place at Seller’s facility prior to the packaging and shipping of the Inventory to Buyer.

          (c)      Each of the Inventory Valuation Statement and the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value will be subject to review by Seller and its representatives at Seller’s expense. Buyer will make a copy of the workpapers and back-up materials used in preparing the Inventory Valuation Statement available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Seller of the Inventory Valuation Statement and (ii) the resolution by Seller and

Buyer of any objections to the Inventory Valuation Statement and calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value. Seller will be deemed to have accepted the Inventory Valuation Statement and the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value unless, within 30 days after the date of delivery of such Inventory Valuation Statement, Seller gives written notice (the “Objection Notice”) to Buyer of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If Seller gives an Objection Notice, Buyer and Seller shall attempt in good faith to resolve the dispute as promptly as possible, subject to the terms of Section 2.02(d).

          (d)      If Buyer and Seller do not reach a resolution of all objections raised in an Objection Notice within 30 days after Buyer has received the Objection Notice, a nationally or regionally recognized independent accounting firm with experience in the medical device industry shall be selected to serve as an independent arbitrator by mutual agreement of Buyer and Seller to resolve any remaining objections, provided that such firm shall not be an accounting firm used by Buyer or Seller within the preceding three years. The accounting firm will resolve any objections set forth in the Objection Notice and determine, but only to the extent any such amounts are in dispute, the amounts to be included in the Inventory Valuation Statement and the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value. The parties will provide the accounting firm, within ten days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer and Seller will provide the accounting firm with access to books and records of Seller relating to the Product Line that are related to the objections. The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Inventory Valuation Statement and the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value as appropriate to reflect the resolution of any objections to the Inventory Valuation Statement pursuant to this Section 2.02(d).

          (e)      If Buyer and Seller submit any unresolved objections to an accounting firm for resolution as provided in Section 2.02(d), Buyer and Seller will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm, provided that such accounting firm may, in its discretion, award the prevailing party its costs, fees and expenses, including attorneys’ fees incurred in connection with the resolution of such unresolved objection(s).

          (f)      Judgment upon the award rendered by the accounting firm may be entered in and enforced by any court of competent jurisdiction.

          (g)      After the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value are finally determined pursuant to this Section 2.02:

                    (i)     If the sum (the “Final Inventory Value”) of the calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value is:

(A)      less than $50,000, then the “Final Inventory Adjustment” shall be equal to $50,000 minus the Final Inventory Value and the Holdback Amount shall be determined by subtracting this amount from $1,500,000; or

(B)      more than $50,000, then the “Final Inventory Adjustment” shall be equal to the Final Inventory Value minus $50,000 and the Holdback Amount shall be determined by adding this amount to $1,500,000; or

(C) equal to $50,000, then the “Final Inventory Adjustment” shall be equal to zero and the Holdback Amount shall be $1,500,000.

          (h)      The Holdback Amount shall not be paid by Buyer to Seller until the Manufacturing Transfer has occurred. Provided that the Manufacturing Transfer has occurred, any remaining Holdback Amount, less $55,284 (which the parties agree is the aggregate value of the large coil winder and small coil winder referenced on Schedule 2.02(h)(i) (the “Coil Winders”)) shall be paid by Buyer to Seller by wire transfer of immediately available funds to the account designated by Seller no later than three business days after the date on which the Final Inventory Adjustment is finally determined. If the Manufacturing Transfer has not occurred prior to the date on which the Final Inventory Adjustment is finally determined, then the Holdback Amount shall not be paid by Buyer to Seller until the successful occurrence of the Manufacturing Transfer. For purposes of this agreement, the “Manufacturing Transfer” means (i) the transfer of production of the Product Line from Seller to Buyer, within six months of the Initial Closing Date, as measured by Buyer’s ability to produce at least one lot of each product, including MICRO Elite, EXPRO Elite, QUATTRO Elite and SYMPRO Elite Snares, at Buyer’s facility; it being understood and agreed that Buyer shall use commercially reasonable efforts to complete the steps for which it is responsible as set forth on Schedule 2.02(h), (ii) the transfer from Seller to Buyer of all trade secrets and know-how in Seller’s possession that relates to the Assets (including, without limitation, all algorithms, schematics, methods, plans, confidential business information, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications and notes relating to the Assets), and (iii) the delivery of the manufacturing Assets listed on Schedule 2.02(h)(i) (the “Manufacturing Assets”) by Seller to Buyer within three months of the Initial Closing Date pursuant to a Bill of Sale (as defined in Section 3.02); it being understood and agreed that (x) if Seller opts to deliver to Buyer a replacement for one or more of the Manufacturing Assets, Seller may do so provided the replacement is delivered free and clear of all liens and encumbrances, and its condition is at least as good as, and its value no lower than, the original Manufacturing Asset and (y) Seller shall retain ownership and possession of the Coil Winders, and Buyer shall be entitled to offset the $55,284 agreed value of such Coil Winders against the Holdback Amount delivered by Buyer to Seller as described above. Seller and Buyer have agreed on the plan and timeline related to the Manufacturing Transfer attached hereto as Schedule 2.02(h).

                    2.03     Allocation of Purchase Price. Prior to the Initial Closing Date, Buyer and Seller shall prepare and attempt in good faith to agree upon a preliminary allocation of the Purchase Price and any Assumed Liabilities thereto as amounts recognized for Tax purposes among the Assets. Within 90 days after the Initial Closing Date, Buyer and Seller shall finalize and agree upon such final allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Buyer and Seller. Such allocation will be set forth on Exhibit 2.03 hereto, which shall be incorporated by reference in, and become a part of, this Agreement. Buyer and Seller will timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other party may reasonably request to prepare such allocation. After the Initial Closing Date, the parties will make consistent use of the allocation specified in Exhibit 2.03 for all Tax purposes and in all filings, declarations and reports with the IRS or other Tax authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code unless otherwise required by law. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contest or represent that such allocation was not a correct allocation. Any indemnification payment pursuant to Article X shall be allocated in a manner consistent with Exhibit 2.03.

                    2.04     Earn-Out Amount.

          (a)      Seller acknowledges that Buyer will utilize the Assets and the Product Line in its business in any way that it deems appropriate and that it will operate its business utilizing the Assets and the Product Line in its sole discretion, that nothing contained in this Agreement shall require that Buyer market or sell any product, that there can be no assurance that any Earn-Out Amount will be received and that Buyer owes no fiduciary duty or express or implied duty to Seller, but instead the express provisions of this Agreement govern their contractual relationship. Notwithstanding the foregoing, during calendar years 2011, 2012 and 2013, Buyer will make one or more of its product managers available by telephone for a quarterly meeting with representatives of Seller regarding Buyer’s marketing and sales efforts with respect to Product Line sales.

          (b)      For purposes of this section, the following terms have the following meanings:

(i)	“Net Sales” for a given calendar year shall mean:

(A) Invoiced Sales by Buyer and its direct and indirect majority-owned subsidiaries of the products of the Product Line for such calendar year, (x) less any discounts, returns, rebates or give-backs with respect to such sales, and (y) for any products that have been returned during such calendar year, less revenue previously recognized in such calendar year or in any prior calendar year (net of the proceeds from any resale of such returned products), and (z) less any amounts written-off as uncollectible in accordance with Buyer’s normal procedures, consistent with past practices, minus

(B) shipping costs and taxes, unless such shipping costs and taxes are paid by the applicable customer;

provided, however that (x) “Net Sales” for a given calendar year shall be deemed to be zero if Net Sales for such calendar year determined as set forth above are equal to or less than the Net Sales Threshold for such calendar year; and (y) “products of the Product Line” as used in Section 2.04(b)(i)(A) above shall include (1) retrieval products substantially related to products of the Product Line as of the date of this Agreement, (2) retrieval products which are based on products included in the Product Line as of the date of this Agreement but which are new revisions and/or modifications to such products (whether or not marketed under a new name), and (3) any product the development of which results from a collaboration between Buyer and Seller, provided that prior to any such collaboration, Buyer and Seller have agreed in writing to treat such product as a “product of the Product Line” for purposes of Section 2.04(b)(i)(A) above.

      (ii)     “Invoiced Sales” means sales upon invoice and shipment to a customer or distributor; provided, however, that with respect to any sale of a product with which a product of the Product Line is integrated or bundled, only that portion of such sale which is allocable to the product of the Product Line (based upon the list price of each product so integrated or bundled) shall be counted as an “Invoiced Sale” for purposes of Section 2.04(b).

(iii) “Net Sales Threshold” shall mean $2,000,000 for calendar year 2011, $2,500,000 for calendar year 2012, and $3,000,000 for calendar year 2013, respectively.

          (c)      For each of calendar years 2011, 2012 and 2013, Buyer shall pay Seller an amount equal to 25% of the Net Sales during such calendar year (the amount for a given year, the “Earn-Out Amount” for such year).

          (d)      The Earn-Out Amount for each applicable calendar year shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds to Seller within 45 days of the last day of such calendar year.

          (e)      The Earn-Out Amount for each applicable calendar year shall represent only a contingent right to receive a cash payment, and shall not possess any attributes of a security or entitle Seller to any rights of any kind other than as specifically set forth herein.

          (f)      The Earn-Out Amount for each applicable calendar year is and shall remain nontransferable for any reason other than by operation of law. Any attempted assignment, pledge, hypothecation, transfer or other disposition of any portion of any such Earn-Out Amount (other than as set forth in the preceding sentence) shall be null and void.

          (g)      Within 30 days after the last day of each calendar quarter during calendar year 2011, calendar year 2012 and calendar year 2013, Buyer will deliver to Seller a report regarding sales of products of the Product Line during such calendar quarter. In addition, within 45 days after the last day of each of calendar year 2011, calendar year 2012 and calendar year 2013, Buyer will deliver to Seller a schedule and accounting of the Earn-Out Amount for the preceding calendar year (each, an “Earn-Out Statement”).

          (h)      The Earn-Out Statement for a given calendar year will be subject to review by Seller and its representatives at Seller’s expense. Buyer will make a copy of the materials and invoices used in preparing the Earn-Out Statement available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Seller of the applicable Earn-Out Statement and (ii) the resolution by Seller and Buyer of any objections to such Earn-Out Statement and calculations of the Finished Goods Inventory Value and the Raw Materials Inventory Value. Seller will be deemed to have accepted the calculations of the Earn-Out Amount unless, within 30 days after the date of delivery of such Earn-Out Statement, Seller gives written notice (the “Earn-Out Objection Notice”) to Buyer of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If Seller gives an Earn-Out Objection Notice, Buyer and Seller shall attempt in good faith to resolve the dispute as promptly as possible, subject to the terms of Section 2.04(i).

          (i)      If Buyer and Seller do not reach a resolution of all objections raised in an Earn-Out Objection Notice within 30 days after Buyer has received the related Earn-Out Objection Notice, a nationally or regionally recognized independent accounting firm with experience in the medical device industry shall be selected to serve as an independent arbitrator by mutual agreement of Buyer and Seller to resolve any remaining objections, provided that such firm shall not be an accounting firm used by Buyer or Seller within the preceding three years. The accounting firm will resolve any objections set forth in the Earn-Out Objection Notice and determine, but only to the extent any such amounts are in dispute, the amounts to be included in the Earn-Out Statement. The parties will provide the accounting firm, within ten days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer and Seller will provide the accounting firm with access to books and records of Seller relating to the Product Line that are related to the objections. The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Earn-Out Statement and the calculation of the Earn-Out Amount as appropriate to reflect the resolution of any objections to the Earn-Out Statement pursuant to this Section 2.04(i).

          (j)      If Buyer and Seller submit any unresolved objections to an accounting firm for resolution as provided in Section 2.04(i), Buyer and Seller will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm; provided that such accounting firm may, in its discretion, award the prevailing party its costs, fees and expenses, including attorneys’ fees incurred in connection with the resolution of such unresolved objection(s).

          (k)      Judgment upon the award rendered by the accounting firm may be entered in and enforced by any court of competent jurisdiction.

          (l)      After the calculation of the Earn-Out Amount for each of the 2011, 2012 and 2013 calendar years has been finally determined pursuant to this Section 2.04, Buyer shall pay to Seller any underpayment for such calendar year by wire transfer of immediately available funds to the account designated by Seller no later than three business days after the date on which the Earn-Out Amount for such calendar year is finally determined and Seller shall pay to Buyer any overpayment for such calendar year by wire transfer of immediately available funds to the account designated by Buyer no later than three business days after the date on which the Earn-Out Amount for such calendar year is finally determined.

ARTICLE III

CLOSING

                    3.01     Closing

                    (a)     Initial Closing. The initial closing of the transactions contemplated by this Agreement (the “Initial Closing”) will take place at such place as is mutually agreeable to Buyer and Seller, at 12:00 p.m. Central Daylight Time on October 20, 2010 or on such other date as is mutually agreeable to Buyer and Seller after all of the conditions to the parties’ obligations set forth in Article VIII hereof have been satisfied (or waived by the party entitled to the benefit of such conditions). The date on which the Initial Closing occurs is referred to herein as the “Initial Closing Date,” and the Initial Closing shall be deemed effective as of 12:00 p.m. Central Daylight Time on the Initial Closing Date. At the Initial Closing, Seller shall sell, transfer and assign to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Assets other than the Raw Materials Inventory; it being understood that Seller shall be entitled to retain possession of and utilize the Manufacturing Assets and related know-how to the extent required in connection with the performance of its obligations under the Supply Agreement, during the term of the Supply Agreement; provided, however, that Seller shall repair or replace, as appropriate, any Manufacturing Asset that is lost or damaged after the Initial Closing Date and prior to the Manufacturing Transfer while in Seller’s possession.

                    (b)     Final Closing. The Final Closing of the transactions contemplated by this Agreement (the “Final Closing”) will take place at such place as is mutually agreeable to Buyer and Seller, on the earlier of (i) seven days’ notice by Buyer or (ii) the six-month anniversary of the Initial Closing Date. The date on which the Final Closing occurs is referred to herein as the “Final Closing Date,” and the Final Closing shall be deemed effective as of the close of business on the Final Closing Date. The Initial Closing Date and Final Closing Date are each referred to as a “Closing Date” in this Agreement. At the Final Closing, Seller shall sell, transfer and assign to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Raw Materials Inventory.

                    3.02    General Procedure. At each Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller’s execution and delivery to Buyer of one or more bills of sale substantially in the form attached hereto as Exhibit A (each, a “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer. The assignment and assumption of the Assumed Liabilities to Buyer shall be effected by Seller’s and Buyer’s execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

          3.03    Economic Results; Risk of Loss. All Interim Operating Losses related to the Raw Materials Inventory that are not transferred until the Final Closing Date shall be solely for Seller’s account. All risk of loss or damage to the Raw Materials Inventory that are not transferred until the Final Closing Date, whatever the cause therefor, during the Interim Period shall be Seller’s. For purposes of this Agreement, “Interim Operating Losses” means all income and loss related to the operation of the Product Line as it relates to the Raw Materials Inventory during the Interim Period. For purposes of this Agreement, “Interim Period” means the period commencing on 12:01 a.m., Central Daylight Time, on the Initial Closing Date, and ending on 12:59 p.m., Central Daylight Time, on the Final Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

                    For purposes of this Article IV, references to Seller’s “Knowledge” or similar qualifiers, shall mean the actual knowledge of the officers of Seller, each having made diligent inquiry with respect to the matter referenced, and any knowledge that would have been acquired by any such Person upon diligent inquiry with respect to the matter referenced. Each Seller, jointly and severally, hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedule”) (which Seller Disclosure Schedule shall be prepared in accordance with Section 10.05 hereto):

                    4.01     Incorporation; Power and Authority. Radius Technologies is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business with respect to the Product Line as now being conducted and as currently proposed to be conducted, and to own, lease and use the Assets. Radius LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business with respect to the Product Line as now being conducted and as currently proposed to be conducted, and to own, lease and use the Assets. Each Seller has all necessary power and authority to execute, deliver and perform this Agreement and each of the Related Agreements, to consummate the transactions and perform its obligations contemplated by this Agreement and each of the Related Agreements. Each Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Each Seller is in full compliance with its organizational documents.

                    4.02     Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other documents and agreements contemplated by this Agreement (collectively, the “Related Agreements”) by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite authority, corporate or otherwise (including stockholder approval, if required), and no other authority (corporate or otherwise) is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement and the Related Agreements have been duly executed and delivered by Seller and, assuming that this Agreement and the Related Agreements are the valid and binding agreements of Buyer, constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                    4.03     No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge, or encumbrance upon any of the Assets or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the organizational documents of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Assets or the Project Line are bound or affected or by which Seller is bound or affected where such conflict, default, violation, creation of a right of termination or acceleration, lien, security interest, charge or encumbrance would materially and adversely affect Seller’s ability to perform its obligations under this Agreement, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not result in being declared void, voidable, or without further binding effect, the terms, conditions or provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Assets or the Product Line are bound or affected or by which Seller is bound or affected where such declaration would materially and adversely affect Seller’s ability to perform its obligations under this Agreement, or any material license, franchise or permit by which the Assets or the Product Line are affected or by which Seller is affected where such declaration would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

                    4.04     Governmental Authorities; Consents. Except as set forth on Schedule 4.04, Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

                    4.05     Financial Statements. Seller has delivered to Buyer true, correct and complete copies of Seller’s internally prepared profit and loss statements for the Product Line for the two fiscal years ended December 31, 2009 and December 31, 2008, and for the interim period ended September 30, 2010 (the “Product Line Sales Records”). The Product Line Sales Records are based upon the books and records of Seller and accurately present the information set forth therein for the respective periods indicated.

                    4.06     Absence of Undisclosed Liabilities. Seller has no Liabilities or contractual obligations that affect, impair or apply to the Assets or the Product Line (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or out of any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except as disclosed in Schedule 4.06 of the Seller Disclosure Schedule or as set forth on the face of the Product Line Sales Records.

                    4.07     No Material Adverse Changes. Since December 31, 2009, there has been no change in the Assets that would have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean any one or more events, conditions, circumstances or conditions which would result in, or may reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the advertising, sale, manufacture, marketing or distribution of the Product Line, the Assets, or the use by Buyer of the Assets in their intended manner.

                    4.08     Title to Assets; Sufficiency. Seller owns good and marketable title to the Assets, free and clear of all liens and encumbrances. To the extent such documents exist, Seller has delivered or made available to Buyer copies of the title, bills of sale, or other instruments by which Seller acquired such Assets. Upon execution and delivery by Seller of the instruments of conveyance including the Bill of Sale, Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Assets, free and clear of all liens and encumbrances. The Assets, together with the rights granted to Buyer under the Assigned Contract, comprise all of the properties, assets and rights necessary to conduct and operate the business of the Product Line in accordance with Seller’s historical practices.

                    4.09     Books and Records. The books of account of Seller relating to the Product Line and the Assets are complete and correct and have been maintained in accordance with sound business practices. Each transaction by Seller relating to the Product Line and the Assets is properly and accurately recorded on the books and records relating to the Product Line and the Assets, and each document upon which entries in the books and records of the Product Line and the Assets are based is complete and accurate in all respects.

                    4.10     Inventory. Schedule 1.01(d) and Schedule 1.01(e) together contain a description of all the Assets which constitute the Inventory. The Inventory consists of items of a quality and quantity usable and, with respect to Finished Goods Inventory only, salable at normal profit levels, in each case, in the ordinary course of Seller’s business. The Finished Goods Inventory is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to Seller’s standard reserve for inventory and is merchantable and fit for its particular use. The Finished Goods Inventory conforms to Seller’s warranties. Seller has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required (and are not in excess) to fill current orders submitted to Seller with respect to the Product Line in a timely manner and to maintain the manufacture and shipment of products up to the Initial Closing Date, and thereafter in accordance with the Supply Agreement based upon agreed levels of production.

                    4.11     Tax Matters.

                       (a)     There are no liens for Taxes upon any of the Assets. No proceedings have been commenced by any federal, state, local or foreign agency to create any liens for Taxes upon any of the Assets. For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Assets. Seller has timely and properly paid (or has had paid on its behalf) all Taxes with respect to the Assets that were due and payable on or before the date hereof.

                       (b)     No deficiency for any Taxes has been proposed, asserted or assessed against the Assets that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes or any Tax return relating to the Assets is outstanding, nor is any request for any such waiver or consent pending.

                       (c)     To Seller’s Knowledge, Seller does not expect or anticipate the assessment of any additional Taxes on the Assets or otherwise relating to the Product Line for periods prior to the applicable Closing, and has no Knowledge of any unresolved questions, claims or disputes concerning the Liability for Taxes relating to the Assets or the Product Line. There is no written dispute or claim, and to Seller’s Knowledge, any other dispute or claim, concerning any Tax Liability relating to the Assets or the Product Line for periods prior to the applicable Closing.

                    4.12     Accounts Receivable. All notes and accounts receivable of Seller relating to the Assets and the Product Line are reflected properly on its books of account, are valid, and have arisen from bona fide transactions in the ordinary course of business. To the Knowledge of Seller, none of such notes and accounts receivable are subject to valid setoffs or counterclaims.

                    4.13     Contracts and Commitments.

                       (a)     The Assigned Contract (i) is legal, valid, binding and enforceable and in full force and effect, (ii) will continue to be legal, binding and enforceable and in full force and effect immediately following the applicable Closing in accordance with the terms thereof as in effect prior to the applicable Closing, and (iii) is assignable to Buyer without the consent of any Person.

                       (b)     With respect to the Assigned Contract, Seller (i) has performed all obligations required to be performed by it in connection therewith and is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Assigned Contract, (ii) is not in receipt of any claim of default, (iii) has no present expectation or intention of not fully performing any material obligation pursuant to the Assigned Contract, (iv) has no Knowledge of any breach or expected breach by any other party to the Assigned Contract, and (v) has not received any written or oral demand for renegotiation thereof or commenced the process of renegotiating and terms of the Assigned Contract.

(c) Prior to the date of this Agreement, Seller has made available to Buyer a correct and complete copy of the Assigned Contract, together with all amendments, waivers or other changes thereto.

                    4.14      Intellectual Property Rights.

                       (a)     Schedule 1.01(a) describes all of the Intellectual Property owned by, licensed to or otherwise controlled by Seller in connection with the Assets, or used in, developed for use in, or necessary for, the Product Line, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of the Intellectual Property. Seller has listed on Schedule 1.01(a) all service marks, trade names, trade dress and other designators of origin, and has delivered to Buyer correct and complete copies of all registrations and applications for internet domain names and uniform resource locators, copyright registrations and applications, licenses, sublicenses, agreements, and permissions (as amended to date) relating to the Intellectual Property.

                       (b)     Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all of the Intellectual Property (except as to general industry know-how, as to which Seller has the non-exclusive right to use).

                       (i)     With respect to each item of the Intellectual Property (exclusive of general industry know-how) which Seller owns, Seller solely possesses all right, title and interest in and to the item, free and clear of any lien or encumbrance. Seller is the official and sole owner of record of all registered Intellectual Property. To Seller’s Knowledge, no owned Intellectual Property (exclusive of general industry know-how) has been infringed by any other Person. Seller owns all of the Intellectual Property developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with Seller and to Seller’s Knowledge no such Person has any claim with respect to any of the Intellectual Property (exclusive of general industry know-how). All owned Intellectual Property (exclusive of general industry know-how) is valid and enforceable, and no Person has asserted to Seller, orally or in writing, that any owned Intellectual Property (exclusive of general industry know-how) is invalid or not enforceable.

                       (ii)    All registrations relating to the Intellectual Property are in full force and effect, and all actions required to keep such registrations pending or in effect or to provide full available protection of registered Intellectual Property or the Intellectual Property for which a registration is pending, including payment of filing, examination, annuity, and maintenance fess and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have, except as set forth in Schedule 4.14(b)(ii), been taken to the extent due prior to the Initial Closing Date, and no such Intellectual Property is, to Seller’s Knowledge, the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by registered Intellectual Property and all usages of registered Intellectual Property have been marked with the appropriate patent, trademark, or other markings in a manner consistent with industry standards.

                       (iii)    Each item of the Intellectual Property owned immediately prior to the Initial Closing hereunder will be owned by Buyer on the same terms and conditions immediately subsequent to the Initial Closing. Seller has taken commercially reasonable actions to maintain and protect each item of the Intellectual Property that it owns or uses.

                       (c)     The documentation relating to all trade secrets and know-how pertaining to the Assets or the manufacture of the Product Line (which is generally listed in Schedule 1.01(a)) is current and accurate and, together with the training to be provided and the documentation relating to the know-how to be transferred to Buyer in connection with the Manufacturing Transfer as provided in Section 2.02(h)(i) of this Agreement, is sufficient in detail and content to reasonably identify and explain such trade secrets and know-how and to allow their full and proper use without reliance on the knowledge or memory of any individual. All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by Seller in connection with the Assets and Seller’s manufacture and sale of the Product Line, including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute appropriate proprietary information and confidentiality agreements, and each current and former employee and independent contractor of Seller has executed such an agreement. To Seller’s Knowledge, there has been no breach or other violation of such agreements. Seller has an unqualified right to use all trade secrets, know-how and other proprietary information currently used in connection with the Assets and Seller’s manufacture and sale of the Product Line, subject to any contract relating to licensed-in Intellectual Property. To Seller’s Knowledge, no such trade secret or other proprietary information is part of the public knowledge or literature, and to Seller’s Knowledge, no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than Seller or to the detriment of Seller.

(d) Seller has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce owned Intellectual Property against any Person.

                       (e)     With respect to the Assets or the Product Line or any component of any of the Assets or the Product Line, Seller has not infringed, misappropriated or otherwise violated any intellectual property right (including, but not limited to, patent, copyright, trademark, service mark, trade names, trade dress, trade secret, or know-how right) of any third-party, and Seller has not received any notice of any infringement, misappropriation or violation by Seller of any such intellectual property right of any third-party. No infringement, misappropriation or violation of any intellectual property right of a third-party by Seller, the Assets or the Property Line has occurred or is expected to occur with respect to Seller, the Assets or the Product Line or any component of any of the Assets or the Product Line prior to the applicable Closing Date.

                       (f)     The Intellectual Property does not include any software. Seller does not use or rely on any software in connection with the Assets or for the manufacture or sale of the Product Line other than standard business software of the type listed on Schedule 1.01(a). Seller does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to Seller, in lieu of or in addition to its use of such software.

                    4.15     Litigation. No Litigation is pending, including product liability claims, or, to the Knowledge of Seller, threatened against Seller, the Assets or the Product Line, at law or in equity, and there is no reasonable basis known to Seller for any of the foregoing. None of Seller, the Assets or the Product Line is subject to any outstanding governmental order. Seller has not received any opinion or legal advice to the effect that Seller is exposed from a legal standpoint to any Liability or disadvantage which may be material to the Assets or the Product Line. For purposes of this Agreement, “Litigation” means any suit, charge, complaint, claim, action, grievance, arbitration, mediation, investigation, proceeding or litigation (whether civil, criminal, administrative or investigative).

                    4.16     Regulatory Compliance.

                       (a)     Seller has no Knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”), Seller’s notified body (for CE marking) (its “Notified Body”) or any other Governmental Entity that has jurisdiction over Seller’s operations relating to the Assets or the Product Line. Seller does not have any Knowledge that the FDA, Seller’s Notified Body or any other Governmental Entity is considering such action. Seller’s operation of business relating to the Assets and the Product Line, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, sales and distribution of the products of the Product Line is, and at all times has been, in material compliance with all applicable laws and Permits relating to the Assets or the Product Line.

                       (b)     All Permits required to be filed with, maintained for or furnished to the FDA or Seller’s Notified Body and all material Permits required to be filed with, maintained for or furnished to any other Governmental Entity by Seller with respect to the Assets or the Product Line or, to Seller’s Knowledge, any Product Line Partner, have been so filed, maintained or furnished by Seller, and the Product Line Partners, as applicable. All such reports, documents, claims and notices by Seller were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no material liability exists with respect to any such filing, and remain complete and accurate.

                       (c)     Neither Seller nor, to Seller’s Knowledge, any Product Line Partner, has, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, Seller’s Notified Body or other Governmental Entity with respect to the Assets or the Product Line (i) alleging or asserting noncompliance with any applicable laws or Permits and Seller has no Knowledge or reason to believe that the FDA, Seller’s Notified Body or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, pre-market clearance or approval of, the uses of or the labeling or promotion of any Medical Devices. Seller has not had any product or manufacturing site utilized in connection with the Assets or the Product Line subject to a Governmental Entity (including the FDA and Seller’s Notified Body) shutdown or import or export prohibition, nor has Seller received any FDA Form 483 or other Notified Body or Governmental Entity written notice of inspectional observations, “warning letters,” “untitled letters,” or written requests or requirements to make changes to the Product Line’s products that, if not complied with, would reasonably be expected to result in a material liability to Seller or with respect to the Assets or the Product Line, or similar correspondence or notice from the FDA, Seller’s Notified Body or Governmental Entity in respect of the Assets or the Product Line and alleging or asserting noncompliance with any applicable laws, Business Permits or such requests or requirements of a Governmental Entity and, to Seller’s Knowledge, none of the FDA, Seller’s Notified Body and any Governmental Entity is considering such action.

                       (d)     No Permit issued with respect to the Assets or the Product Line or, to Seller’s Knowledge, to any Product Line Partner, by the FDA, Seller’s Notified Body or any other Governmental Entity has been limited, suspended, modified or revoked and Seller has no Knowledge that the FDA, Seller’s Notified Body or any other Governmental Entity is considering such action.

                       (e)     To Seller’s Knowledge, the Regulatory Data is full and complete in all material respects and nothing in such Regulatory Data is false or misleading in any material respect. All Regulatory Data, including, but not limited to, all information about any product adverse effects, in the possession or control of Seller has been made available to Buyer. The Regulatory Data: (i) has been obtained and compiled in accordance with all material requirements and procedures of the FDA, Seller’s Notified Body or other Governmental Entity; and (ii) to Seller’s Knowledge, does not contain any information that will render products as “adulterated” or “misbranded” under the Federal Food, Drug, and Cosmetic Act or similar law of any foreign Governmental Entity. To the Seller’s Knowledge, there is nothing in the Regulatory Data that would cause any regulatory submission by Seller (or Buyer following the Initial Closing) to be disallowed or delayed.

                       (f)     Each product or product candidate that is, as of the date of this Agreement, a part of the Product Line and that is subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or, to Seller’s Knowledge, comparable laws in any non-U.S. jurisdiction, that has been developed, manufactured, test distributed or marketed by or on behalf of Seller with respect to the Assets or the Product Line (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and, to Seller’s Knowledge, comparable laws in any non-U.S. jurisdiction, including those relating to investigational use, pre-market clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. None of the Medical Devices are “adulterated” or “misbranded” under the FDCA or, to Seller’s Knowledge, similar law of any foreign Governmental Entity. All Medical Devices have received a pre-market clearance and may be lawfully placed into commerce and sold as they are currently manufactured. In addition, Seller and, to Seller’s Knowledge, the Product Line Partners, are in material compliance with all other applicable FDA requirements and all other applicable laws relating to the Assets or the Product Line. Seller maintains complete documentation showing that components used in the Product Line are manufactured in accordance with the Seller’s specifications therefor. The processes used to produce the Product Line’s products are completely and accurately described in documents maintained by Seller with respect to the Product Line, and such documents have been made available to the Buyer. Such processes are adequate to ensure that commercial quantities of the Product Line’s products will conform to the specifications established therefor and will be (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.

                       (g)     Except as set forth in Schedule 4.16 of the Seller Disclosure Schedule, Seller is the sole and exclusive owner of all Permits, including without limitation all pre-market clearances, necessary for it to sell, market and distribute the Medical Devices. Seller has not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Permits necessary to sell the Medical Devices, including without limitation pre-market clearances for the Medical Devices. Seller will transfer all such Permits to Buyer at the Initial Closing to the extent transferable.

                       (h)     Seller has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of Seller with respect to any Asset or the Product Line. Seller has no Knowledge of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Product Line product; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

                       (i)     Seller has not received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, pre-market clearance or pre-market approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

                       (j)     Seller has at all times manufactured, marketed, sold and distributed the products in the Product Line in compliance with applicable federal or state criminal or civil laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., and any comparable state or local laws), any federal Civil Money Penalties Statute and, in each case, any similar or comparable state or local laws as well as the regulations promulgated pursuant to such laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). To Seller’s Knowledge there is no Litigation threatened against Seller that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Product Line participates. Seller has not been sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof or debarred, excluded or suspended from participation in any federal or state health care program. In addition, neither Seller nor any of its affiliates have been debarred or convicted of a crime for which a Person can be debarred under 21 U.S.C. § 335a, nor have they been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.

                       (k)     Seller has made available to Buyer copies of any written complaints received from employees, independent contractors, vendors, physicians or any other Person asserting that Seller has violated any applicable law with respect to the Assets or the Product Line. As of the date hereof, (i) Seller is not a party to a corporate integrity agreement with the United States Department of Health and Human Services Office of Inspector General that relate to the Assets or the Product Line, (ii) the Seller has no reporting obligations with respect to the Assets or the Product Line pursuant to any settlement agreement entered into with any Governmental Entity, (iii) Seller has not been subject to any government payor program investigation conducted by any Governmental Entity with respect to the Assets or the Product Line, except with respect to individual claims for reimbursement in the ordinary course of business, (iv) Seller has not been a defendant in any qui tam or other litigation under the federal False Claims Act pertaining to the Assets or the Product Line and (v) within the past six years, Seller has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any Governmental Entity pertaining to the Assets or the Product Line.

                       (l)     Seller has delivered to Buyer complete and accurate written documentation of the processes and procedures used or necessary to manufacture the Product Line products (the “Manufacturing Documentation”). The manufacture of the products of the Product Line by Seller is being conducted in compliance in all material respects with all applicable laws including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

                        (m)     Seller is not the subject of any pending or, to Seller’s Knowledge, threatened, investigation in respect of the Assets, the Product Line or the Product Line products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Seller’s Knowledge, neither Seller, nor any officer, employee or agent of Seller, nor any other Person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Seller’s business pertaining to the Assets or the Product Line (or assist the Seller in connection with any actual or proposed transaction) in violation of any applicable law.

          4.17     Insurance.

                        (a)     Seller has at all times maintained insurance relating to the Assets and the Product Line and covering all forms of insurance customarily obtained by similar businesses in the same industry. Such insurance (i) is in full force and effect and (ii) the terms of coverage have been disclosed to Buyer in Schedule 4.17 of the Seller Disclosure Schedule. Schedule 4.17 of the Seller Disclosure Schedule lists each policy of insurance in effect.

                        (b)     Schedule 4.17 of the Seller Disclosure Schedule lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience of Seller with respect to the Assets and the Product Line under each policy involving any claim in excess of $50,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim.

            4.18     Warranties. Schedule 4.18 of the Seller Disclosure Schedule summarizes all claims outstanding, pending or, to the Knowledge of Seller, threatened for breach of any warranty relating to any Assets or products in the Product Line sold by Seller prior to the date hereof. The description of Seller’s product warranties related to the Assets and the Product Line set forth under Schedule 4.18 of the Seller Disclosure Schedule is correct and complete. None of the products in the Product Line has been the subject of any claim alleging that such products are defective, or any product recall or return (whether voluntary or involuntary).

4.19 Compliance with laws; Permits.

                        (a)     Seller and its officers, directors, shareholders, agents and employees have complied at all times in all material respects with all applicable laws, regulations, governmental orders, and other requirements relating to the Assets, the Product Line and the Assumed Liabilities, and to which Seller may be subject, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling and consumer products safety, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements and Seller has not received any notice asserting that it is not so in compliance. To its Knowledge, Seller is not relying on any exemption from or deferral of any law, regulation, governmental order, other requirement, or governmental authorization that would not be available to Buyer after the applicable Closing.

                        (b)      Seller has, in full force and effect, all Permits. A true, correct and complete list of all the Permits is set forth in Schedule 1.01(g), with an indication as to whether each Permit is assignable to Buyer. Seller has conducted its business relating to the Assets and the Product Line in compliance in all material respects with the terms and conditions of the Permits. Seller will transfer all Permits to Buyer at the Initial Closing to the extent they are transferable.

                      4.20      Distributor Customer List. Schedule 4.20 of the Seller Disclosure Schedule sets forth the identity of each customer that is a distributor for the Product Line, the products sold to each such customer and the price at which such products were sold.

                      4.21      Product Liability. Within the past three years, Seller has had no liability (and there is no known basis for any present or future action, lawsuit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product in the Product Line that is manufactured, sold, or delivered by Seller. No product in the Product Line that has been manufactured, sold or delivered by Seller, or any part or component thereof, is or has been the subject of any product recall, service bulletin or similar product corrective action in connection with any actual, alleged or potential product defect.

                      4.22      Brokerage. Except for the commission payable by Seller to Capstone Partners, LLC, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

                      4.23      Availability of Documents. Seller has delivered or made available to Buyer correct and complete copies of the items referred to in the Seller Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

                      4.24      Solvency.

                        (a)      Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.24, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of its assets.

                        (b)      Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; (iv) taking into account all pending and known threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller; and (v) the cash available to Seller, after taking into account all other anticipated uses of the cash, is expected to be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                      4.25      Disclosure. None of this Agreement, the Related Agreements, the Exhibits hereto, any of the documents delivered by or on behalf of Seller pursuant to Article VIII hereof, nor the Seller Disclosure Schedule (collectively, the “Seller Documents”), taken as a whole, contain any untrue statement of a material fact regarding the Assets, the Product or the Assumed Liabilities or any of the other matters dealt with in this Article IV relating to Seller’s ownership and operation of the Product Line or the Assets or the transactions contemplated by this Agreement.

                      4.26      Investigation by Buyer. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Buyer shall affect the representations and warranties of Seller under this Agreement or contained in any other writing to be furnished to Buyer in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

                      Buyer hereby represents and warrants to Seller that:

                      5.01      Incorporation and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                      5.02      Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Related Agreements. This Agreement and the Related Agreements have been duly executed and delivered by Buyer and, assuming that this Agreement and the Related Agreements are the valid and binding agreements of Seller, constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                      5.03      Authority, No Breach. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or its assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer or its assets is subject.

                      5.04      Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

                      5.05      Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                      5.06      Investigation by Seller. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Seller shall affect the representations and warranties of Buyer under this Agreement or contained in any other writing to be furnished to Seller in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Seller knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE VI

COVENANTS OF SELLER

                      The covenants and agreements of Seller set forth in this Article VI shall be joint and several.

                      6.01      Conduct Relating to the Assets.

(a) In connection with the Assets other than the Raw Materials Inventory, Seller agrees that, from the date hereof until the Initial Closing Date, without the prior written consent of Buyer:

                          (i)      Seller shall not take any action with respect to such Assets except on an arm’s-length basis and in accordance with all applicable laws, rules and regulations and the past custom and practice of Seller with respect to the Assets or the Product Line;

(ii) Seller shall manage Inventory levels in the ordinary course of business and in accordance with the past custom and practice of Seller with respect to the Assets or the Product Line;

(iii) Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets;

(iv) Seller will not enter into any contract relating to the Assets that would have been an Assigned Contract if such contract had been in effect on the date of this Agreement;

                          (v)      Seller shall not cancel or terminate its current insurance policies covering the Assets, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; and

                          (vi)    Seller shall: (A) use all reasonable efforts to preserve intact the Assets; (B) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement with respect to Seller, the Assets or the Product Line untrue at the Initial Closing; and (C) notify Buyer of any emergency or other change in the normal course of the business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) relating to the Assets or the Product Line.

(b) In connection with the Raw Materials Inventory, Seller agrees that, from the date hereof until the Final Closing Date, without the prior written consent of Buyer:

                          (i)      Seller shall not take any action with respect to the Raw Materials Inventory except on an arm’s-length basis and in accordance with all applicable laws, rules and regulations and in accordance with the terms and conditions of the Supply Agreement;

(ii) Seller shall manage the Raw Materials Inventory levels in accordance with the terms and conditions of the Supply Agreement;

(iii) Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Raw Materials Inventory;

(iv) Seller will not enter into any contract relating to the Raw Materials Inventory that would have been an Assigned Contract if such contract had been in effect on the date of this Agreement;

                          (v)      Seller shall not cancel or terminate its current insurance policies covering the Raw Materials Inventory, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; and

                          (vi)     Seller shall: (A) use all reasonable efforts to preserve intact the Raw Materials Inventory until used in production and manufacturing; (B) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement with respect to the Raw Materials Inventory untrue at the Final Closing; and (C) notify Buyer of any emergency or other change in the normal course of the business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) relating to the Raw Materials Inventory.

                    6.02      Consents, Approvals, Filings. As promptly as practicable after the execution of this Agreement, Seller agrees that it shall diligently and in good faith assist Buyer, using commercially reasonable efforts, in obtaining or making, as applicable, all consents, approvals, filings and submissions required from or to any third parties, regulatory or judicial bodies, or under any laws or regulations applicable to the Assets for the consummation of or in connection with the transactions contemplated hereby that have not been obtained prior to the Closing and that are listed on Schedule 6.02, and Seller shall provide any notices required to be delivered to the FDA regarding the transfer of the 510k registrations listed on Schedule 1.01(h). Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

                    6.03      No Negotiations, etc. From and after the date of this Agreement until the Final Closing, Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its or their officers or employees) relating to any liquidation, license, acquisition, purchase or other transfer of any of the Raw Materials Inventory, any transfer of any interest of Seller in the Product Line or any Asset, or any sale of the equity interests of Seller, or other similar transaction or business combination involving Seller, the Assets or the Product Line (each, a “Competing Transaction”) or participate in any negotiations or discussions regarding a Competing Transaction, or furnish to any other Person any information, or otherwise cooperate in any way, with respect to a possible Competing Transaction or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek a possible Competing Transaction. Seller shall promptly notify Buyer if any proposal or offer, or any inquiry from or contact with any Person with respect to a possible Competing Transaction is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

                      6.04      Updates of Seller Disclosure Schedule. From and after the date of the Initial Closing Date until the Final Closing Date, Seller shall promptly notify Buyer by written update to the Seller Disclosure Schedule (a) if any representation or warranty made by Seller in this Agreement with respect to the Raw Materials Inventory or the Manufacturing Assets was when made, or has subsequently become, untrue in any material respect, (b) of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement on the Final Closing Date not to be satisfied or (c) of the failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller pursuant to this Agreement which would be likely to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby on the Final Closing Date not to be satisfied. The delivery of any notice pursuant to this Section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights of, or the remedies available to, Buyer.

                      6.05      Use of Name. Except as may be expressly permitted pursuant to the terms of the Supply Agreement, Seller agrees not to use any mark transferred to Buyer under Section 1.01(a)(ii) after the Initial Closing Date.

                      6.06      Conditions. Seller take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof and in any event prior to the applicable Closing Date.

                      6.07      Tax Matters. All Taxes imposed in connection with the transfer and sale of the Assets shall be borne by Seller, provided that Buyer shall be responsible for any use taxes in connection with its use of the Assets after the applicable Closing.

                      6.08      Protection of Trade Secrets, Know-How and Other Confidential Information. Except as permitted or directed by Buyer, Seller shall not, and shall use its best efforts to cause Seller’s employees and affiliates to not, divulge, furnish or make accessible to anyone or use in any way any confidential or proprietary knowledge or information relating to the Product Line or the Assets that is required to be transferred to Buyer hereunder, whether developed by Seller or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect for any of the Assets, any customer or supplier lists relating to the Assets, any confidential or secret development or research work relating to the Assets, any clinical research, data, or information, or any other confidential information or secret aspects of the Assets. Seller acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Assets, and that any disclosure or other use of such knowledge or information by Seller would be wrongful and would cause irreparable harm to Buyer. Seller will refrain from any acts or omissions that would reduce the value of such knowledge or information to Buyer.

                      6.09      Noncompetition.

                        (a)      For two (2) years after the Final Closing Date (the “Restricted Period”), Seller shall not, and shall cause its affiliates not to, directly or indirectly engage in, and shall use its best efforts to ensure that none of its officers, employees or directors directly or indirectly engage in, any Competitive Business (as defined below), whether in existence now or at any time in the future, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, consultant, member of any association or otherwise). A “Competitive Business” shall mean any business or venture that researches, designs, develops, creates, markets, distributes, or licenses or sells accessories, devices, systems, software, products, or services that provide, offer or manufacture, or seek to provide, offer or manufacture, snare or retrieval products that are the same or similar in any material respect to those offered by Seller as part of the Product Line or that are deemed to be “products of the Product Line” for purposes of Section 2.04(b)(i)(A). The services provided by Seller to Buyer under the Supply Agreement shall not be considered a Competitive Business for purposes of this Section 6.09.

                        (b)      Seller shall not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of Sections 6.09 or Section 6.10 if such activity were carried out by Seller, either directly or indirectly. In particular, Seller agrees not to, directly or indirectly, induce any employee of Seller or Buyer to carry out, directly or indirectly, any such activity.

                        (c)      Seller agrees that the restrictions and agreements contained in Sections 6.09 or 6.10 are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of Sections 6.09 or 6.10 will cause substantial and irreparable harm to Buyer that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of Sections 6.09 or 6.10.

                        (d)      If the duration or extent of the restrictions provided for in Sections 6.09 or 6.10 are in excess of what is valid and enforceable under applicable law, then such provisions shall be construed to cover only the greatest duration or activities that are valid and enforceable. Seller acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. The parties intend these provisions to be deemed to be a series of separate covenants, one for each and every state of the United States of America, and each and every political subdivision of each and every country outside the United States of America where these provisions is intended to be in effect.

                        (e)      Ownership, as a passive investment, in the aggregate of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 6.09(a).

                    6.10     Agreement Not to Solicit. During the Restricted Period, Seller shall not (i) directly or indirectly attempt to hire away any then-current employee of Buyer or any of its affiliates or to persuade any such employee to leave employment with Buyer or any of its affiliates or (ii) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any Person with whom Buyer or the Product Line has established or is actively seeking to establish a business or customer relationship.

                    6.11     Cooperation and Exchange of Information.

                      (a)     Buyer shall have the right for a period of seven years following the Final Closing Date to have reasonable access to review such books, records and accounts, including financial and tax information, correspondence, production records, and other records of Seller relating to the Product Line, the Assets and Assumed Liabilities for the limited purposes of complying with its obligations under applicable laws and regulations, including financial reporting obligations, in all cases to the extent such books, records and accounts have not been destroyed in accordance with Seller’s document retention policy. Except in accordance with Seller’s document retention policy, Seller shall not destroy any such books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records, or accounts. For a period of two years following the Initial Closing Date, Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller pursuant to this Section 6.11, including but not limited to making its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder; provided, however, that in the event any such request will exceed one hour, Buyer and Seller shall agree on an appropriate hourly fee before Seller is required to comply with such request as set forth herein.

                      (b)     Seller shall have the right for a period of seven years following the Final Closing Date to have reasonable access to review such books and records of Seller constituting Assets transferred to Buyer pursuant to this Agreement, for the limited purposes of comply with its obligations under applicable laws and regulations, including financial reporting obligations, in all cases to the extent such books, records and accounts have not been destroyed in accordance with Buyer’s document retention policies in effect from time to time. Except in accordance with Buyer’s document retention policies in effect from time to time, Buyer shall not destroy any such books or records retained by it without first providing Seller with the opportunity to obtain or copy such books and records. For a period of two years following the Initial Closing Date, Buyer shall provide Seller with such cooperation and information as Seller reasonably may request of Buyer pursuant to this Section 6.11.

                      (c)     Promptly upon request by Buyer made at any time during the seven-year period following the Final Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Assets or Assumed Liabilities held by any federal, state, county or local authorities, agencies or instrumentalities.

(d) To induce Buyer to enter into this Agreement and consummate the transactions provided for herein, Seller agrees that following the Initial Closing and until the Manufacturing Transfer has occurred, Seller shall cause each member of its senior management and engineering staff, including without limitation Maureen Finlayson and Rich DeMello, to make themselves available by telephone during normal business hours to consult with Buyer’s employees regarding the Product Line, the Assets, and clinical performance of the products in the Product Line, for no additional compensation from Buyer.

                    6.12     Insurance Coverage. From and after the Initial Closing Date and for three years thereafter, Seller shall have and maintain in effect, at Seller’s sole cost, the following insurance relating to Seller’s past operation of the Product Line: Commercial General Liability Insurance and Products Liability Insurance for each occurrence of bodily injury and property damage, in an amount of not less than $2,000,000 for each such policy.

                    6.13     Restrictions on Seller Dissolution. Seller shall not liquidate, dissolve, or otherwise cease to exist prior to the expiration of any warranty applicable to work performed by Seller under the Assigned Contract.

                    6.14     Design and Manufacture of New Product. Seller, at its sole cost and expense, shall use its commercially reasonable best efforts to (a) complete the design of a new low-profile handle for the QUATTRO Elite Snare in accordance with applicable laws and regulations and the specifications described in Schedule 6.14 hereto, and (b) transfer the manufacturing of such new handle to Buyer on or before December 31, 2010.

                    6.15     Manufacturing Transfer. In connection with the Manufacturing Transfer, Seller shall, at its own expense, provide to Buyer and its employees the training and documentation described on Schedule 6.15 hereto with respect to the products of the Product Line transferred to Buyer between the Initial Closing Date and the date of completion of the Manufacturing Transfer.

ARTICLE VII

COVENANTS OF BUYER

                    7.01     Regulatory Filings. As promptly as practicable after the execution of this Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

                    7.02     Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof and in any event prior to the applicable Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

                    8.01     Conditions to Buyer’s Obligations.

                      (a)   The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Initial Closing Date:

                    (i)     The representations and warranties set forth in Article IV hereof that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects at and as of the Initial Closing Date as though then made and as though the Initial Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date, and the representations and warranties set forth in Article IV hereof that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects at and as of the Initial Closing Date as though then made and as though the Initial Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

(ii) Seller shall have performed all of the covenants and agreements required to be performed and complied with by it in all material respects under this Agreement prior to the Initial Closing Date;

                    (iii)   The parties shall have obtained, or applied for, each consent and approval necessary as listed on Schedule 6.02, at no cost to Buyer, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any Assigned Contract, agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller;

(iv) All governmental filings, authorizations and approvals as listed on Schedule 6.02 will have been duly made, applied for or waived;

                    (v)     Buyer will have received evidence satisfactory to it that there is not threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Related Agreements or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                    (vi)     There shall be no fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the Initial Closing Date regarding the Assets or the Assumed Liabilities, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets, as determined by Buyer in its reasonable discretion;

(vii) The transactions contemplated by this Agreement and the Related Agreements will have been approved by Buyer’s Board of Directors;

(viii) Buyer shall be satisfied in its sole discretion with its operational, intellectual property, and legal due diligence with respect to the Assets;

                    (ix)     Buyer shall have all releases as necessary to release all liens, claims, encumbrances and security interests in the Assets, except for security interests and other liens relating to liabilities to be assumed by Buyer pursuant to Section 1.03;

(x) Buyer shall have entered into the Supply Agreement with Seller in the form attached hereto as Exhibit C;

(xi) Each of Maureen Finlayson and Rich DeMello shall have entered into a Noncompetition Agreement with Buyer in the form attached hereto as Exhibit D; and

(xii) Seller shall have delivered to Buyer all of the following with respect to the Initial Closing Assets:

(A)	the executed Bill of Sale and such other executed instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

(B)	a copy of the Assignment and Assumption Agreement, including, but not limited to, assignment of the Assigned Contract, the Permits and certain Intellectual Property Assets, executed by Seller;

(C)

a certificate of an appropriate officers of Seller substantially in the forms set forth in Exhibit E hereto, dated the Initial Closing Date, (i) stating that the conditions precedent set forth in subsection

(a)(i), (a)(ii) and (a)(v) above have been satisfied; (ii) setting forth and certifying the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Related Agreements; (iii) setting forth and certifying the text of the resolutions adopted by the stockholders or members, as appropriate, of Seller approving the sale of the Assets (if required); and (iv) setting forth and certifying as to the incumbency of the officers of each Seller authorized to execute and deliver this Agreement and the Related Agreements;

(D)	certificates dated as of a recent date as to the good standing of each Seller, executed by the appropriate officials of the jurisdiction of organization or formation of each Seller;

(E)	copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

(F)

assignment, in the form(s) set forth in Exhibit F, of certain Intellectual Property Assets, duly executed by Seller, together with other agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s counsel, to assign all of Seller’s rights and interests in and to such Intellectual Property to Buyer;

(G)

the Finished Goods Inventory, all documents or other tangible materials described in Section 1.01(a)(viii), the Equipment (other than the Equipment that is necessary to manufacture the products required by Seller under the Supply Agreement), a copy of the Assigned Contract, and copies of the Permits;

(H)	the Customer List; and

(I)	such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

                    (b)     The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated on the Final Closing Date is subject to the satisfaction of the following conditions on or before the Final Closing Date:

                    (i)     The representations and warranties set forth in Article IV that are not subject to materiality or Material Adverse Effect qualifications, as the same relate to the Raw Materials Inventory, shall be true and correct in all material respects at and as of the Final Closing Date as though then made and as though the Final Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date, and the representations and warranties set forth in Article IV that are subject to materiality or Material Adverse Effect qualifications, as the same relate to the Assets to be transferred to Buyer on the Final Closing Date, shall be true and correct in all respects at and as of the Final Closing Date as though then made and as though the Final Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

                    (ii)    Seller shall have performed all of the covenants and agreements required to be performed and complied with by it in all material respects under this Agreement prior to the Final Closing Date;

                    (iii)   The Manufacturing Transfer shall have occurred in accordance with Section 2.02(h) and Schedule 2.02(h);

                    (iv)   Buyer will have received evidence satisfactory to it that there is not threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby on the Final Closing Date or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Related Agreements relating to the transactions to be consummated on the Final Closing Date or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby on the Final Closing Date;

                    (v)     No Person will have asserted or threatened that such Person is the owner of, or has the right to acquire or to obtain ownership of, any of the Raw Materials Inventory or is entitled to all or any portion of the Purchase Price with respect thereto;

                    (vi)    No Material Adverse Effect with respect to the Raw Materials Inventory shall have occurred;

                    (vii)   Seller shall have complied with the covenants set forth in Section 6.14; and

                    (viii)  Seller shall have delivered to Buyer all of the following with respect to the Raw Materials Inventory:

(A)

an executed Bill of Sale and such other executed instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof, provided that Buyer shall request any such additional instrument no later than three business days prior to the Final Closing Date;

(B)

a certificate of an appropriate officer of Seller substantially in the form set forth in Exhibit E hereto, dated the Final Closing Date, (i) stating that the conditions precedent set forth in subsection (b) above have been satisfied; and

(C)	the Raw Materials Inventory.

                    8.02     Conditions to Seller’s Obligations.

                      (a)   The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Initial Closing Date:

                    (i)       The representations and warranties set forth in Article V hereof that are not subject to materiality or material adverse effect qualifications shall be true and correct in all material respects at and as of the Initial Closing as though then made and as though the Initial Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date, and the representations and warranties set forth in Article V hereof that are subject to materiality or material adverse effect qualifications shall be true and correct in all respects at and as of the Initial Closing as though then made and as though the Initial Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

(ii) Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement in all material respects prior to the Initial Closing;

(iii) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made, applied for or waived;

(iv) Buyer shall have entered into the Supply Agreement with Seller in the form attached hereto as Exhibit C; and

(v) Buyer shall have delivered to Seller all of the following:

(A)	a wire transfer or bank draft in immediately available funds representing the Closing Payment;

(B)	a copy of the Assignment and Assumption Agreement, executed by Buyer;

(C)

a certificate of an appropriate officer of Buyer substantially in the form set forth as Exhibit G hereto, dated the Initial Closing Date, stating that the conditions precedent set forth in subsections (a)(i) and (a)(ii) above have been satisfied and setting forth and certifying the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement; and

(D)	such other certificates, documents and instruments as Seller or its counsel may reasonably request related to the transactions contemplated hereby.

                    (b)     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Final Closing Date:

                    (i)      The representations and warranties set forth in Article V hereof that are not subject to materiality or material adverse effect qualifications shall be true and correct in all material respects at and as of the Final Closing as though then made and as though the Final Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date, and the representations and warranties set forth in Article V hereof that are subject to materiality or material adverse effect qualifications shall be true and correct in all respects at and as of the Final Closing as though then made and as though the Final Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

(ii) Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement in all material respects prior to the Final Closing; and

                    (iii)   Buyer shall have delivered to Seller a certificate of an appropriate officer of Buyer substantially in the form set forth as Exhibit G hereto, dated the Final Closing Date, stating that the conditions precedent set forth in subsections (i) and (ii) above have been satisfied.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

                    9.01     Reliance and Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation, and notwithstanding the participation of the parties in each Closing, each party shall be deemed to have relied on the representations, warranties and covenants of the other parties, and the representations and warranties contained in Article IV and Article V, and the indemnification obligations of Buyer and Seller with respect thereto, shall survive each Closing for a period of 18 months, except for (a) the representations and warranties contained in Section 4.11 (Tax Matters), which shall survive each Closing for the applicable statute of limitation period, (b) the representations and warranties contained in Section 4.14 (Intellectual Property Rights) and 4.16 (Regulatory Compliance), which shall survive each Closing for a period of five years, and (c) the representations and warranties contained in Sections 4.01 (Incorporation; Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets), 4.22 (Brokerage) and 5.05 (Brokerage), which shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty, and the indemnification obligations with respect thereto, that would otherwise terminate in accordance with this Section 9.01 shall continue to survive, if notice of a claim shall have been timely given under Section 9.04 on or prior to such termination date, until such claim has been satisfied or otherwise resolved as provided in this Article IX.

                    9.02     Indemnification by Seller. Subject to the limitations of Sections 9.01 and 9.05, Seller shall, jointly and severally, indemnify in full, defend and hold harmless Buyer, its respective officers, directors, employees, agents and shareholders (collectively, the “Buyer Indemnified Parties”) against any loss, Liability, deficiency, damage, expense or cost (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), whether or not involving a third-party Claim (as defined in Section 9.04(a)) prior to the expiration of the indemnification obligation of Seller hereunder, which the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any of the following:

                    (a)     any breach of or inaccuracy in any of the representations and warranties of Seller contained in this Agreement, the Supply Agreement, or any certificate delivered by or on behalf of Seller pursuant to this Agreement or the Supply Agreement (determined without giving effect to any update to the Seller Disclosure Schedule);

(b) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement or the Supply Agreement;

                    (c)     any Claim or threatened Claim against Buyer Indemnified Parties that arises in connection with the actions or inactions of Seller with respect to the Assets or Assumed Liabilities prior to the applicable Closing Date;

(d) any former or present employees, officers and/or managers of, consultants to, or independent contractors to, Seller holding any rights in or to the Intellectual Property; or

(e) any Excluded Liability, including any product liability Claims relating to the Assets and/or sales and Business, or components thereof, prior to the applicable Closing Date.

                    9.03     Indemnification by Buyer. Subject to the limitations of Sections 9.01 and 9.05, Buyer agrees to indemnify in full, defend and hold harmless Seller, its respective officers, managers, employees, agents and shareholders (collectively, the “Seller Indemnified Parties”) against any Losses, whether or not involving a third-party Claim incurred prior to the expiration of the indemnification obligations of Buyer hereunder, which Seller may suffer, sustain or become subject to as a result of any of the following:

                    (a)     any breach of or inaccuracy in any of the representations and warranties of Buyer contained in the Buyer Documents or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach of, or failure to perform, any agreement or covenant of Buyer contained in the Buyer Documents; or

                    (c)     except to the extent that Seller agrees to indemnify Buyer under Section 9.02, any Claim or threatened Claim against any Seller Indemnified Party that arises solely in connection with the actions or inactions of Buyer with respect to the Assets or Assumed Liabilities after the Closing Date.

                    9.04     Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

                    (a)     In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the Liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party’s notice of such Claim (but, in any event, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party. If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, if (i) a Claim seeks equitable relief or (ii) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                    (b)     In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party’s failure to adequately represent a Indemnified Party’s interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least 30 days before submission of such claim to a court pursuant to Article XI.

9.05 Limitations on Indemnification.

                    (a)     After the Initial Closing, the rights set forth in this Article IX shall be each party’s sole and exclusive remedies against the other parties hereto for breaches of or inaccuracies in representations and warranties or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall (i) prevent any Indemnified Party from bringing an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents or (ii) prohibit any party from seeking specific performance or injunctive relief against any other party of any covenant hereunder. In the event an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party.

                    (b)     Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price. In addition, the parties shall make appropriate adjustments for any tax benefits or costs actually realized, any insurance benefits actually realized by the Indemnified Party and any resultant increase in insurance premiums of the Indemnified Party in determining Losses for purposes of this Article IX.

                    (c)     Seller will indemnify in full, defend and hold harmless Buyer Indemnified Parties against any Losses pursuant to Section 9.02(a) only if the aggregate amount of all Losses for which the Buyer Indemnified Parties would be entitled to indemnification under Section 9.02(a) exceeds $50,000 (the “Basket”), in which case Seller shall be liable to the Buyer Indemnified Parties hereby for the aggregate amount of all such Losses (and not just the Losses in excess of the Basket); provided, however, that the limitations set forth in this Section 9.05(c) shall not apply to (i) breaches of the representations and warranties contained in Sections 4.01 (Incorporation; Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets) or 4.11 (Tax Matters), or (ii) Losses by reason of any claims brought on the basis of fraud or willful misconduct.

                    (d)     Buyer will indemnify in full, defend and hold harmless Seller Indemnified Parties against any Losses pursuant to Section 9.03(a) only if the aggregate amount of all Losses for which the Seller Indemnified Parties would be entitled to indemnification under Section 9.03(a) exceeds the Basket, in which case Buyer shall be liable to the Seller Indemnified Parties hereby for the aggregate amount of all such Losses (and not just the Losses in excess of the Basket); provided, however, that the limitations set forth in this Section 9.05(d) shall not apply to Losses by reason of any claims brought on the basis of fraud or willful misconduct.

                    (e)     Seller’s, on the one hand, and Buyer’s, on the other hand, aggregate indemnification obligations pursuant to Section 9.02(a) and Section 9.03(a), respectively, for claims for Losses shall be limited to $1,650,000; provided, however, that the limitations set forth in this first sentence of this Section 9.05(e) shall not apply to (i) breaches of the representations and warranties contained in Sections 4.01 (Incorporation;

Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets), 4.11 (Tax Matters) or 4.14 (Intellectual Property), or (ii) Losses by reason of any claims brought on the basis of fraud or willful misconduct. Seller’s aggregate indemnification obligations for all claims for Losses pursuant to Section 9.02(a), including claims relating to breaches of the representations and warranties contained in Section 4.14 (Intellectual Property) but excluding (i) claims relating to breaches of the representations and warranties contained in Sections 4.01 (Incorporation; Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets) or 4.11 (Tax Matters), and (ii) Losses by reason of any claims brought on the basis of fraud or willful misconduct, shall be limited to the Purchase Price (excluding the value of the Assumed Liabilities to be assumed by Buyer pursuant to Section 1.03).

                      (f)     Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any Liability excluded or assumed hereunder; provided, however, that the exclusion of punitive damages shall not apply to the extent that such damages are found by a court of competent jurisdiction to be liabilities of such Indemnified Party pursuant to any Claim which results in a Loss to such Indemnified Party.

                    9.06       Materiality. Notwithstanding any provision in this Agreement to the contrary, the Indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement or any of the Closing Agreements, and the amount of Losses to be indemnified, shall be determined without regard to any “materiality” (or correlative meanings) or “Material Adverse Effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Article IX as though there were no such qualifications, provisions or exceptions.

ARTICLE X

MISCELLANEOUS

                    10.01     Press Releases and Announcements. The parties agree that Buyer may issue a press release or make any other public announcement related to this Agreement or the transactions contemplated hereby without prior written approval of Seller. Buyer agrees to consult with Seller prior to making such press release or announcement.

                    10.02     Confidentiality Relating to Agreement. Seller shall not disclose this Agreement or the Related Agreements without the prior written consent of Buyer, provided, however, that Seller may disclose this Agreement and the Related Agreements to its legal, accounting and tax advisors or if required by Seller pursuant to applicable laws.

                    10.03     Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys’, accountants’ and investment bankers’ fees) incurred in connection with the negotiation of this Agreement and the Related

Agreements, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Related Agreements (whether consummated or not).

                    10.04     Further Assurances. On and after the Closing Date, Seller will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement.

                    10.05     Schedules. The Seller Disclosure Schedule contains a series of Schedules corresponding to the sections contained in this Agreement. Nothing in the Seller Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Seller Disclosure Schedule identifies in the corresponding Schedule the exception with particularity and describes the relevant facts in adequate detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The Schedules in the Seller Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement; provided that an exception disclosed in a particular Schedule shall be deemed to be disclosed with respect to each other Schedule of the Seller Disclosure Schedule to which it relates so long as such exception is reasonably cross-referenced in each such other Schedule or described with sufficient particularity and detail that it is readily apparent that the exception applies to another Schedule of the Seller Disclosure Schedule

                    10.06     Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any party will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                    10.07     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered (with written confirmation of receipt), when received if sent by a nationally recognized overnight courier service (receipt requested), five (5) business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgement generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:

Vascular Solutions, Inc.	Dorsey & Whitney LLP
6464 Sycamore Court	50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55441	Minneapolis, Minnesota 55402
Attention: Chief Executive Officer	Attention: Timothy S. Hearn, Esq.
Facsimile No: (763) 656-4250	Facsimile: (612) 340-2868

Notices to Seller:	with a copy to:

c/o Radius Medical Technologies Inc.	Nixon Peabody LLP
15 Craig Road	100 Summer Street
Acton, Massachusetts 01720	Boston, Massachusetts
Attention: Maureen Finlayson	Attention: Jonathan Karis, Esq.
Facsimile No: (978) 263-4465	Facsimile: (866) 375-3459

                    10.08     Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto, other than to an affiliate of Buyer, without the prior written consent of the other parties hereto.

                    10.09     Severability. Subject to Section 6.09(d), whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                    10.10     Complete Agreement. This Agreement, the Related Agreements, the Exhibits and Schedules hereto and thereto, the Seller Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, the representations and warranties of the Seller and the Buyer made herein are the sole and exclusive representations and warranties made by the parties to each other in connection with the transactions contemplated hereby.

                    10.11     Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

                    10.12     Governing law. The internal law, without regard to conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

                    10.13     Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

                    10.14     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.14.

                    10.15     Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the Assets and Product Line of Seller, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

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                    IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

VASCULAR SOLUTIONS, INC.

/s/ James Hennen
By: James Hennen, Chief Financial Officer

RADIUS MEDICAL TECHNOLOGIES, INC.

/s/ Maureen Finlayson
By: Maureen A. Finlayson
Its: President and Chief Executive Officer

RADIUS MEDICAL, LLC

/s/ Maureen Finlayson
By: Maureen A. Finlayson
Its: President and Manager